FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti / Jonathan Doorley
Sard Verbinnen & Co
212-687-8080

VECTOR ANNOUNCES PRIVATE OFFERING

OF $150 MILLION OF SENIOR SECURED NOTES

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Miami, FL, April 8, 2014 – Vector Group Ltd. (NYSE: VGR) (“Vector” or the “Company”) announced today that it is offering $150 million aggregate principal amount of 7.750% senior secured notes due 2021 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued as additional notes under the indenture pursuant to which, on February 12, 2013, the Company issued $450 million aggregate principal amount of 7.750% senior secured notes due 2021 (the “Existing Notes”). The Notes will be treated as a single series with the Existing Notes. Holders of the Notes and holders of the Existing Notes will vote together as one class under the indenture. The Notes will be fully and unconditionally guaranteed by all of the wholly-owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses. The guarantees provided by some of the subsidiary guarantors will be secured by first priority or second priority security interests in certain assets of such guarantors.

The Company intends to use the net cash proceeds from the Notes offering for general corporate purposes, including for additional investments in real estate through its wholly-owned subsidiary, New Valley LLC, and in its existing tobacco business.

The Notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S. The Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other security, nor will there be any offer, solicitation or sale of the Notes or any other security in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

All information set forth in this press release is as of April 8, 2014. Vector does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others, the ability to successfully complete the proposed notes offering.

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Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and Zoom E-Cigs LLC and directly owns New Valley LLC, which owns a controlling interest in Douglas Elliman Realty, LLC.